Filed Pursuant to Rule 433

Registration Statement No. 333-262384

Pricing Term Sheet

¥164,400,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥93,900,000,000 0.907% Senior Notes due 2026

¥57,700,000,000 1.135% Senior Notes due 2028

¥5,600,000,000 1.348% Senior Notes due 2030

¥4,200,000,000 1.592% Senior Notes due 2033

¥3,000,000,000 2.325% Senior Notes due 2053

Issuer:	Berkshire Hathaway Inc.

Offering Format:	SEC Registered

Trade Date:	April 14, 2023

Settlement Date:	April 20, 2023 (T+4 Tokyo business days)

Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:

0.907% Senior Notes due 2026 (the “2026 Notes”)

1.135% Senior Notes due 2028 (the “2028 Notes”)

1.348% Senior Notes due 2030 (the “2030 Notes”)

1.592% Senior Notes due 2033 (the “2033 Notes”)

2.325% Senior Notes due 2053 (the “2053 Notes”)

Principal Amount:	¥93,900,000,000 (2026 Notes) ¥57,700,000,000 (2028 Notes) ¥5,600,000,000 (2030 Notes) ¥4,200,000,000 (2033 Notes) ¥3,000,000,000 (2053 Notes)

Maturity Date:	April 20, 2026 (2026 Notes) April 20, 2028 (2028 Notes) April 18, 2030 (2030 Notes) April 20, 2033 (2033 Notes) April 18, 2053 (2053 Notes)

Issue Price (Price to Public):	100% of face amount (2026 Notes) 100% of face amount (2028 Notes) 100% of face amount (2030 Notes) 100% of face amount (2033 Notes) 100% of face amount (2053 Notes)

Gross Spread:	10 bps (2026 Notes) 15 bps (2028 Notes) 20 bps (2030 Notes) 25 bps (2033 Notes) 55 bps (2053 Notes)

Proceeds to Issuer:	¥164,181,350,000

Interest Rate:	0.907% per annum (2026 Notes) 1.135% per annum (2028 Notes) 1.348% per annum (2030 Notes) 1.592% per annum (2033 Notes) 2.325% per annum (2053 Notes)

Reference Rate:	0.157% (2026 Notes) 0.285% (2028 Notes) 0.448% (2030 Notes) 0.642% (2033 Notes) 1.075% (2053 Notes)

Spread to Reference Rate:	75 bps (2026 Notes) 85 bps (2028 Notes) 90 bps (2030 Notes) 95 bps (2033 Notes) 125 bps (2053 Notes)

Yield:	0.907% (2026 Notes) 1.135% (2028 Notes) 1.348% (2030 Notes) 1.592% (2033 Notes) 2.325% (2053 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on April 20 and October 20 of each year commencing October 20, 2023 (short last coupon for 2030 Notes and 2053 Notes)

Redemption:	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated April 5, 2023

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670DR6 (2026 Notes) 084670DS4 (2028 Notes) 084670DT2 (2030 Notes) 084670DU9 (2033 Notes) 084670DV7 (2053 Notes)

Common Code:	261119935 (2026 Notes) 261119978 (2028 Notes) 261120003 (2030 Notes) 261120038 (2033 Notes) 261120097 (2053 Notes)

ISIN:	XS2611199352 (2026 Notes) XS2611199782 (2028 Notes) XS2611200036 (2030 Notes) XS2611200382 (2033 Notes) XS2611200978 (2053 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Joint Book-Running Managers:	Merrill Lynch International Mizuho Securities USA LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on April 20, 2023, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the Securities initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.